Exhibit 10.01

STATE AUTO FINANCIAL CORPORATION
AMENDMENT NO. 4
TO THE
2009 EQUITY INCENTIVE COMPENSATION PLAN

The 2009 Equity Incentive Compensation Plan (the “Plan”) is hereby amended pursuant to the following provisions:
1.    Definitions: For the purposes of the Plan and this amendment, all capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.
2.    Additional Shares: Subject to shareholder approval, the first paragraph of Section 4. of the Plan is hereby amended by adding a new last sentence to read as follows:
“In addition to the 1,000,000 Shares added to the Plan by Amendment No. 2, and subject to shareholder approval and effective upon such approval, an additional 2,000,000 Shares shall be authorized for Awards granted under the Plan.”
3.    Performance Goals:
(a) Subject to shareholder approval, the second sentence of Section 8.(A)(2) of the Plan is hereby amended to add a new performance goal and read, in its entirety, as follows:
“The Performance Goals shall be determined by the Committee using such measures of the performance of the Company over the Performance Period as the Committee shall select, including, without limitation, earnings, return on capital, revenue, premiums, net income, earnings per share, combined ratio, loss ratio, expense ratio, assets, equity, cash flows, stock price, total shareholders’ return, policies in force, or any other performance goal approved by the stockholders of the Company in accordance with Code Section 162(m).” (new language underlined)
(b) Subject to shareholder approval, a new last sentence is hereby added to the end of Section 8.(A)(2) of the Plan to read as follows:
“For purposes of the Plan, “policies in force” means, as of the applicable measurement date, the active policies underwritten by the Company’s Personal and Business (including workers’ compensation) Insurance Segments.”
4.    Effective Date; Construction: This amendment shall be deemed to be a part of the Plan as of the shareholder approval date. In the event of any inconsistency between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan, as previously amended, shall continue in full force and effect without change.

/s/ Melissa A. Centers

8/2/2016
Date